EXHIBIT 10.3

ELI LILLY AND COMPANY

2007 CHANGE IN CONTROL SEVERANCE PAY PLAN
FOR SELECT EMPLOYEES

     1. PURPOSE

This Eli Lilly and Company 2007 Change in Control Severance Pay Plan For Select Employees has been established by the Company to provide for the payment of severance pay and benefits to Eligible Employees whose employment with a Participating Employer terminates due to certain conditions created by a Change in Control of the Company. The purpose of the Plan is to assure a continuity in operations of the Company during a period of Change in Control by allowing employees to focus on their responsibilities to the Company knowing that they have certain financial security in the event of their termination of employment. The accomplishment of this purpose is in the best interests of the Company and its shareholders. The Plan replaces the Change in Control Severance Pay Plan for Select Employees that was originally adopted by the Board on March 1, 1995, and shall become operative immediately upon the expiration of such plan with respect to a Change in Control occurring on or after March 1, 2007.

     2. DEFINITIONS

The terms defined in this Section 2 shall have the meanings given below:

     (a) “Base Salary” means an Eligible Employee’s gross annualized rate of base salary at the time of any determination hereunder, before any deductions, exclusions or any deferrals or contributions under any Participating Employer plan or program, but excluding bonuses, incentive awards or compensation, employee benefits or any other non-salary form of compensation.

     (b) “Board” means the Board of Directors of the Company.

     (c) “Change in Control” has the meaning given in Section 3.

     (d) “Code” means the Internal Revenue Code of 1986, as amended.

     (e) “Committee” means the Compensation Committee of the Board, or such other committee appointed by the Board to perform the functions of the Committee under the Plan, provided that at all times the Committee shall be constituted solely of directors who are Continuing Directors (as defined in Section 3) to the extent any such directors remain on the Board and are willing to serve in such capacity.

     (f) “Covered Termination” has the meaning given in Section 6.

     (g) “Company” means Eli Lilly and Company, an Indiana corporation.

     (h) “Eligible Employee” means a Tier I Employee or a Tier II Employee.

     (i) “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

     (j) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

     (k) “Participating Employer” has the meaning given in Section 4.

     (l) “Plan” means this Eli Lilly and Company 2007 Change in Control Severance Pay Plan for Select Employees.

     (m) “Retirement Age” means the date the Eligible Employee reaches age 65, unless the Company’s senior most officer responsible for the Human Resources department has approved a later date as the Retirement Age for the Eligible Employee.

     (n) “Severance Multiple” means the number of years represented by the Severance Period for the Eligible Employee.

     (o) “Severance Period” means (i) in the case of Tier I Employees, the three (3) year period immediately following a Covered Termination and (ii) in the case of Tier II Employees, the two (2) year period immediately following a Covered Termination.

     (p) “Tier I Employees” and “Tier II Employees” have the meanings given in Section 5.

     3. CHANGE IN CONTROL

For purposes of the Plan, a “Change in Control” of the Company shall be deemed to have occurred upon:

          (a) the acquisition by any “person,” as that term is used in Sections 13(d) and 14(d) of the Exchange Act (other than (i) the Company, (ii) any subsidiary of the Company, (iii) any employee benefit plan or employee stock plan of the Company or a subsidiary of the Company or any trustee or fiduciary with respect to any such plan when acting in that capacity, or (iv) Lilly Endowment, Inc.) of “beneficial ownership,” as defined in Rule 13d-3 under the Exchange Act, directly or indirectly, of 15% or more of the shares of the Company’s capital stock the holders of which have general voting power under ordinary circumstances to elect at least a majority of the Board (or which would have such voting power but for the application of the Indiana Control Shares Statute) (“Voting Stock”); provided, however, that an acquisition of Voting Stock directly from the Company shall not constitute a Change in Control under this Section 3(a);

          (b) the first day on which less than two-thirds of the total membership of the Board shall be Continuing Directors (as that term is defined in Article 13(f) of the Company’s Articles of Incorporation);

          (c) consummation of a merger, share exchange, or consolidation of the Company (a “Transaction”), other than a Transaction which would result in the Voting Stock of the

Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 60% of the Voting Stock of the Company or such surviving entity immediately after such Transaction;

          (d) a complete liquidation of the Company or a sale or disposition of all or substantially all the assets of the Company, other than a sale or disposition of assets to any subsidiary of the Company;

          (e) either (i) the Company shall have entered into a definitive agreement with any Person, which, if consummated, would result in a Change in Control as specified in paragraphs (a) through (d) of this Section 3 or (ii) any Person initiates a tender offer or exchange offer to acquire shares of the Voting Stock which, if consummated, would result in a Change in Control as specified in paragraphs (a) through (d) of this Section 3; provided, however, that if the Board shall make a final determination that such agreement, tender offer or exchange offer will not be consummated, the occurrence of any such event shall cease to constitute a Change in Control and the termination of employment of an Eligible Employee after such determination shall not be treated as a Covered Termination on the basis of such event; or

          (f) the Board adopts a resolution to the effect that any Person has taken actions which, if consummated, would result in its having acquired effective control of the business and affairs of the Company; provided, however, that if the Board shall make a final determination that such actions will not be consummated, the occurrence of any such event shall cease to constitute a Change in Control and the termination of employment of an Eligible Employee after such determination shall not be treated as a Covered Termination on the basis of such event.

For purposes of this Section 3 only, the term “subsidiary” means a corporation or limited liability company of which the Company owns directly or indirectly fifty (50) percent or more of the voting power.

     4. PARTICIPATING EMPLOYERS

A. Designation of Participating Employers. The Company and each subsidiary corporation of which the Company owns directly or indirectly one-hundred (100) percent of the voting power at the time of the Change in Control shall be Participating Employers under the Plan. In addition, the Committee may designate other affiliates of the Company as Participating Employers under the Plan, from time to time and under such terms and conditions, as shall be specified by an action in writing by the Committee. Such terms and conditions may impose limitations on the extent to which any such affiliate participates in the Plan (including but not limited to the duration of any such participation), but shall not provide rights or benefits to Eligible Employees that are broader than those set forth in the Plan. Any entity that is a Participating Employer at the time of a Change in Control shall continue to be a Participating Employer following a Change in Control, and any person, firm or business that is a successor to the business or interests of a Participating Employer following a Change in Control shall be treated as a Participating Employer under the Plan.

B. Limitations in Foreign Jurisdictions. Notwithstanding the foregoing or anything elsewhere in the Plan to the contrary, the Committee shall have the discretionary authority, as specified below, to exclude from participation or limit the participation of any Participating Employer with respect to individuals employed outside of the United States. The Committee shall exercise this authority only by an action in writing taken prior to a Change in Control on the basis of a good faith determination that, as a result of the specific effect of applicable local law or practice with respect to the Plan or severance benefits generally, it would be in the best interests of the Company to so exclude or limit such participation. In addition, to the extent specified by an action in writing prior to a Change in Control, the Committee may offset the benefits provided under the Plan to any such Eligible Employee by benefits under severance arrangements that exist by reason of applicable local law or practice.

     5. ELIGIBLE EMPLOYEES

The following individuals shall be eligible to participate in the Plan and shall be considered an Eligible Employee for all purposes hereunder:

          (i) “Tier I Employees” - means all executive officers (as defined in Rule 3b-7 under the Exchange Act) of the Company immediately prior to the Change in Control; and

          (ii) “Tier II Employees” - means all employees of the Participating Employers, other than Tier I Employees, who are classified by the Company as G-6 level (Executive Director) or above (or any successor classifications) immediately prior to the Change in Control.

Any person who is an Eligible Employee in accordance with the foregoing shall continue to be an Eligible Employee (and shall retain his/her status as a Tier I or Tier II Employee for purposes of the Plan) notwithstanding any change in his/her position or classification following a Change in Control, subject to Section 6 hereof relating to certain terminations of employment. The Committee shall notify each Eligible Employee of his/her participation in the Plan and status as a Tier I or Tier II Employee prior to the Change in Control.

     6. COVERED TERMINATIONS

A. General. An Eligible Employee shall be treated as having suffered a “Covered Termination” hereunder if his/her employment is terminated, within a period of two (2) years immediately following the date of a Change in Control, by a Participating Employer other than for “Cause” or by the Eligible Employee for “Good Reason.”

For purposes of the foregoing, the two (2) year time period specified above within which a termination of employment may be treated as a Covered Termination shall commence on the date the Change in Control becomes effective and, with respect to a Change in Control under paragraphs (e) and (f) of Section 3, shall recommence (for the full applicable period) on the date of consummation of the underlying actions. For purposes of the Plan, a termination of employment shall be effective as of the last date of the Eligible Employee’s employment with the Participating Employer.

An Eligible Employee shall not be treated as having suffered a Covered Termination in the event of (1) death, (2) total disability (within the meaning of the Company’s Extended Disability Plan), (3)

transfer of employment among Participating Employers (unless such transfer gives rise to a “Good Reason”), (4) involuntary termination by the Participating Employer for “Cause”, (5) voluntary termination by the Eligible Employee other than for Good Reason, (6) a termination of employment for any reason by either the Participating Employer or the Eligible Employee that does not occur during the time periods specified above or (7) a termination of employment for any reason by either the Participating Employer or the Eligible Employee after the Eligible Employee reaches Retirement Age.

B. Termination For Cause. For purposes hereof, the termination of an Eligible Employee’s employment shall be deemed to be a termination for “Cause” if as a result of:

          (i) the willful refusal of the Eligible Employee to perform, without legal cause, his/her material duties to the Participating Employer, resulting in demonstrable economic harm to any Participating Employer, which the Eligible Employee has failed to cure after thirty (30) calendar days’ advance written notice from the Company;

          (ii) any act of fraud, dishonesty or gross misconduct of the Eligible Employee resulting in significant economic harm to any Participating Employer or other significant harm to the business reputation of any Participating Employer; or

          (iii) the conviction of the Eligible Employee by a court of competent jurisdiction of any crime (or the entering of a plea of guilty or nolo contendere to a charge of any crime) constituting a felony.

A termination for Cause shall be communicated to the Eligible Employee in writing by the Participating Employer and shall specify the provisions of the Plan and factual matters relied upon in making the Cause determination.

C. Termination for Good Reason. For purposes hereof, an Eligible Employee may terminate his/her employment for “Good Reason” as a result of:

          (i) a material diminution in the nature or status of the Eligible Employee’s position, title, reporting relationship, duties, responsibilities or authority, or the assignment to him/her of additional responsibilities that materially increase his/her workload;

          (ii) any reduction in the Eligible Employee’s then-current Base Salary;

          (iii) a material reduction in the Eligible Employee’s opportunities to earn incentive bonuses below those in effect for the year most recently completed before the date of the Change in Control, taking into account all material bonus factors such as targeted bonus amounts and corporate performance measures;

          (iv) a material reduction in the Eligible Employee’s employee benefits and coverages (including, without limitation, pension, profit sharing and all welfare, retiree welfare and fringe benefits) that are provided to the Eligible Employee from the benefit levels in effect immediately prior to the Change in Control;

          (v) the failure to grant to the Eligible Employee stock options, stock units, performance shares or similar incentive rights during each twelve (12) month period following the Change in Control on the basis of a number of shares or units and all other material terms (including vesting requirements) at least as favorable to the Eligible Employee as those rights granted to him/her on an annualized average basis for the three (3) year period immediately prior to the Change in Control;

          (vi) relocation of the Eligible Employee by more than fifty (50) miles from his/her regularly assigned workplace existing immediately prior to the date of the Change in Control; or

          (vii) any failure by a successor entity to the Company (including any entity that succeeds to the business or assets of the Company) in connection with a Change in Control to assume by operation of law or otherwise the obligations of the Company under the Plan, or any attempted amendment, termination or repudiation of the Plan by such successor entity, other that pursuant to the provisions of Section 15.

For purposes of the foregoing, but without limitation of the Eligible Employee’s right to otherwise terminate employment for Good Reason, if the Eligible Employee is in charge of a principal business unit, division or function of the Company immediately prior to a Change in Control, Good Reason shall not be deemed to exist based solely on the fact that the Eligible Employee is not in charge of such principal business unit, division or function of the combined entity following the Change in Control, unless as a result thereof, the Eligible Employee suffers a material diminution in the nature or status of the Eligible Employee’s position, title, reporting relationship, duties, responsibilities or authority or suffers some other Good Reason event.

A termination for Good Reason shall be communicated to the Participating Employer in writing by the Eligible Employee within thirty (30) days following his/her knowledge of the circumstances constituting Good Reason, and shall specify the provisions of the Plan and the factual matters relied upon in making the Good Reason determination. The Participating Employer shall have the opportunity to cure the circumstances constituting Good Reason within 15 days following receipt of the such written notice from the Eligible Employee, and if such circumstances are fully cured, such circumstances shall cease to constitute the basis for a Good Reason termination hereunder.

     7. SEVERANCE PAYMENT

The amount of the severance payment to be received by an Eligible Employee whose employment is terminated under conditions constituting a Covered Termination shall equal the applicable Severance Multiple for the Eligible Employee multiplied by the sum of:

          (i) the Eligible Employee’s Base Salary at the time of Covered Termination (calculated without regard to any reduction in Base Salary that results in a Good Reason termination) or, if greater, at the time of the Change in Control, plus

          (ii) the greater of (a) the amount of the Eligible Employee’s target annual cash incentive bonus for the year of Covered Termination or (b) the amount of the Eligible Employee’s annual cash incentive bonus earned for the year immediately prior to the Change in Control.

The severance payment to be made hereunder shall be paid to the Eligible Employee in a single lump-sum cash payment, less any required tax withholding, within thirty (30) calendar days after the date of the Eligible Employee’s Covered Termination. Any payment required under this Section 7 or any other provision of the Plan that is not made in a timely manner shall bear interest at a rate equal to one hundred twenty (120) percent of the monthly compounded applicable federal rate, as in effect under Section 1274(d) of the Code for the month in which the payment is required to be made.

     8. OTHER SEVERANCE BENEFITS

In addition to the severance payment provided under Section 7, an Eligible Employee shall be entitled to the following benefits and other rights in the event of his/her Covered Termination:

A. Welfare Benefits. The Eligible Employee shall be entitled to continued coverage and benefits for the duration of the applicable Severance Period under the Participating Employer’s medical and dental plans, group life insurance plans, company-provided death benefit, supplemental life insurance and long-term disability plans for which he/she was eligible at the time of Covered Termination (or, if it would provide benefits or other terms more favorable to the Eligible Employee, at the time of the Change in Control), as though his/her termination of employment had not occurred (the “Welfare Continuation Coverages”). All Welfare Continuation Coverages shall apply to the Eligible Employee and any of his/her dependents who would have been eligible for coverage if the Eligible Employee remained employed for the applicable Severance Period. The Company may provide the Eligible Employee with the Welfare Continuation Coverages under arrangements other than its generally applicable welfare benefit plans, provided that the benefit coverages so provided are at least as favorable to the Eligible Employee as coverage under the otherwise applicable Welfare Continuation Coverages, on a coverage by coverage basis, and taking into account all tax consequences to the Eligible Employee. At the expiration of the applicable Severance Period, the Eligible Employee shall be treated as a then terminating employee with respect to the right to elect continued medical and dental coverages in accordance with Section 4980B of the Code (or any successor provision thereto).

B. Retiree Welfare Benefits. For purposes of determining eligibility for the retiree medical and dental plans applicable to Eligible Employee (the “Retiree Welfare Plans”), the Eligible Employee shall receive additional credit for the number of years equal to the Severance Period applicable to the Eligible Employee for purposes of both age and service requirements under the Retiree Welfare Plans, but not beyond the Retirement Age of the Eligible Employee. If an Eligible Employee shall be eligible for participation in the Retiree Welfare Plans at the time of Covered Termination (including by reason of this Section 8.B.), then (i) for the Severance Period, he/she shall be entitled to continue to participate in either the Retiree Welfare Plans or the Welfare Continuation Coverage pursuant to Section 8.A. hereof, whichever provides greater benefits to the Eligible Employee on a coverage by coverage basis, and (ii) following the Severance Period, he/she shall be entitled to continue to participate in the retiree welfare benefit program provided to retired employees of the Participating Employer generally, or if no such program is provided, the program of the successor entity following the Change in Control, if any.

C. Pension Supplement. The Eligible Employee shall be entitled to the additional pension benefits that would be payable to him/her, under all defined benefit pension plans of a Participating Employer in which he/she is participating at the time of Covered Termination (or, if it would provide benefits or other terms more favorable to the Eligible Employee, at the time of the Change in Control), including all such tax-qualified and supplemental plans, by taking into account under such plans (i) an additional number of years equal to the Severance Period applicable to the Eligible Employee for purposes of the age and service credit of the Eligible Employee under such plans and (ii) the amount of the severance payment to which the Eligible Employee is entitled under Section 7, expressed on an annualized basis for the number of years equal to the Severance Period applicable to the Eligible Employee, for purposes of the compensation credit of the Eligible Employee under such plans (but only to the extent such additional credit would produce a higher benefit for the Eligible Employee than if it were not taken into account). The additional pension benefits provided hereby shall be paid pursuant to a supplemental pension plan of the Company, at the same time and in the same form as pension benefits are otherwise payable to the Eligible Employee (subject to clause (iii) of Section 8.E). Notwithstanding the foregoing, the Eligible Employee will only receive additional age, service and compensation credit hereunder until his/her Retirement Age.

D. Equity Incentives. Immediately upon a Covered Termination, (i) any stock options, or similar equity-based incentive rights granted to the Eligible Employee under a stock incentive plan of a Participating Employer that are not then fully vested and exercisable shall become fully vested and immediately exercisable, (ii) the Eligible Employee shall be entitled to exercise any stock options or similar equity-based incentive rights until the expiration of three years following the date of the Covered Termination (or until such later date as may be applicable under the terms of the option or other right upon termination of employment), subject to the maximum full term of the option but without regard to any earlier termination otherwise applicable in the event of termination of employment, and (iii) any performance shares, stock units or shares of restricted stock granted to the Eligible Employee under a stock incentive plan of a Participating Employer that remain subject to forfeiture, performance conditions or transfer restrictions at such time shall become fully and immediately vested and all such conditions and restrictions shall immediately lapse. In addition, as to any other types of equity-based incentive awards granted to the Eligible Employee under a stock incentive plan of a Participating Employer prior to the date of Covered Termination, any restrictions on exercise, payment or transfer shall immediately lapse, and the Eligible Employee shall have all rights associated with such awards as of the date of Covered Termination. The provisions of this Section 8.D shall apply equally to any awards or rights into which the equity incentive rights described herein are converted or for which such rights are substituted in connection with a Change in Control.

E. Accrued Rights. The Eligible Employee shall be entitled to the following payments and benefits in respect of accrued compensation rights at the time of a Covered Termination, in addition to all other rights provided under the Plan: (i) immediate payment of any accrued but unpaid Base Salary through the date of Covered Termination; (ii) payment within fifteen (15) calendar days of Covered Termination of the accrued annual cash bonus for the year in effect on the date of the Covered Termination, determined on the basis of the bonus earned under terms of the applicable bonus plan through the date of termination or, if greater, the pro-rata amount of the target annual cash bonus for the period of such year through the date of termination; (iii) payment within fifteen (15) calendar days of Covered Termination of all non-tax-qualified deferred compensation rights, in lieu of payment in respect of such rights that would otherwise be made at a later date in accordance with the terms of such arrangements, except to the extent such rights are funded by amounts held under an irrevocable grantor trust or other irrevocable commitment of funds by the Company; and (iv) all benefits and rights accrued under the employee benefit plans, fringe benefit programs and payroll practices of a Participating Employer (other than those described in clause (iii) above) in accordance with their terms (including, without limitation, employee pension, employee welfare, incentive bonus and stock incentive plans).

F. Outplacement; Relocation. The Eligible Employee shall be provided, at the Company’s sole expense, with professional outplacement services selected by the Eligible Employee consistent with his/her duties or profession and of a type and level customary for persons in his/her position; provided, however, that the Company shall not be required to pay fees in connection with the foregoing in an amount greater than fifteen (15) percent of the Eligible Employee’s Base Salary for purposes of clause (i) of Section 7. The Company shall honor any prior agreement or understanding with an Eligible Employee who has suffered a Covered Termination to reimburse his/her relocation expenses to the Indianapolis, Indiana metropolitan area or, if it does not result in a greater cost to the Company, to such other location selected by the Eligible Employee.

G. Indemnification. With respect to any Eligible Employee who is, immediately prior to a Change in Control or a Covered Termination, indemnified by the Company for his/her service as a director, officer or employee of a Participating Employer, the Company shall indemnify such Eligible Employee to the fullest extent permitted by applicable law, and the Company shall maintain in full force and effect, for the duration of all applicable statute of limitation periods, insurance policies at least as favorable to the Eligible Employee as those maintained by the Company for the benefit of its directors and officers at the time of Change in Control, provided that such insurance policies are commercially available from carriers of recognized standing, with respect to all costs, charges and expenses whatsoever (including payment of expenses in advance of final disposition of a proceeding) incurred or sustained by the Eligible Employee in connection with any action, suit or proceeding to which he/she may be made a party by reason of being or having been a director, officer or employee of a Participating Employer or serving or having served any other enterprise as a director, officer or employee at the request of a Participating Employer.

H. Retention Bonuses and Loans. Immediately upon a Covered Termination, there shall automatically be forgiven any repayment obligation of the Eligible Employee to the Participating Employer that arises under any retention bonus agreement, forgivable loan or similar arrangement that provides for the lapse of the Eligible Employee’s repayment obligation over time based on continued employment or other conditions (but not under any other loan obligations of the Eligible Employee that do not include forgiveness provisions).

     9. EXCISE TAX REIMBURSEMENT

          (a) In the event it shall be determined that any payment, right or distribution by the Company or any other person or entity to or for the benefit of an Eligible Employee pursuant to the terms of this Plan or otherwise, in connection with, or arising out of, his/her employment with a Participating Employer or a change in ownership or effective control of the Company or a substantial portion of its assets (a “Payment”) is a “parachute payment” within the meaning of Section 280G of the Code on account of the aggregate value of the Payments due to the Eligible Employee being equal to or greater than three times the “base amount,” as defined in Section 280G(b)(3) of the Code, (the “Parachute Threshold”) so that the Eligible Employee would be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), concurrent with the making of such Payment, then (i) in the event the aggregate value of the Payments exceeds the Parachute Threshold by less than 3%, one or more Payments shall be reduced so that the aggregate value of the Payments is $1.00 less than the Threshold Amount, or (ii) in the event that the aggregate value of the Payments exceeds the Parachute Threshold by 3% or more, the Company shall pay to the Eligible Employee an additional payment (the “Gross-Up Payment”) in an amount such that the net amount retained by the Eligible Employee, after deduction of any Excise Tax on such Payments and any federal, state or local income tax and Excise Tax on the Gross-Up Payment shall equal the amount of such Payments. In the event the Internal Revenue Service subsequently may assess or seek to assess from the Eligible Employee an amount of Excise Tax in excess of that determined in accordance with the foregoing, the Company shall pay to the Eligible Employee an additional Gross-Up Payment, calculated as described above in respect of such excess Excise Tax, including a Gross-Up Payment in respect of any interest or penalties imposed by the Internal Revenue Service with respect to such excess Excise Tax. The rights of the Eligible Employee to a Gross-Up Payment under this Section 9 shall apply without regard to whether the Eligible Employee has incurred a Covered Termination and shall apply to all payments whether or not in connection with a Covered Termination.

          (b) All determinations required to be made under this Section 9, including whether any Payment is a “parachute payment” and whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by a nationally recognized accounting firm designated by the Company which is not the auditor of the Company or another party involved in the Change in Control (the “Accounting Firm”) and shall be based upon “substantial authority” (within the meaning of Section 6662 of the Code). The Accounting Firm shall provide detailed supporting calculations both to the Company and the Eligible Employee within 15 business days of the receipt of notice from the Company or an Eligible Employee that there has been a Payment, or such earlier time as is requested by the Company. All fees and expenses of the Accounting Firm shall be borne by the Company. Any Gross-Up Payment, as determined pursuant to this Section 9, shall be paid by the Company to the Eligible Employee within five business days of the receipt of the Accounting Firm’s determination. Any determination by the Accounting Firm shall be binding upon the Company and the Eligible Employee.

     10. RELEASE OF CLAIMS

All payments and benefits that may be made to an Eligible Employee upon a Covered Termination under the Plan shall be contingent upon the Eligible Employee entering into a general release of employment law claims against the Company in substantially the form attached hereto as Exhibit A, subject to such modifications as may be determined by the Committee in good faith to take into account changes in employment laws or differences in employment laws in other jurisdictions.

     11. NO MITIGATION OR OFFSET

The Eligible Employee shall be under no obligation to minimize or mitigate damages by seeking other employment, and the obtaining of any such other employment shall in no event effect any reduction of the Company’s obligation to make the payments and provide the benefits required under the Plan. Except as provided in Section 10, the Company’s obligation to make the payments and provide the benefits required under the Plan shall not be affected by any circumstances, including, without limitation, any set-off, counterclaim, recoupment, defense or other rights which a Participating Employer may have against the Eligible Employee.

     12. UNFUNDED STATUS

The Plan is intended to constitute an employee pension benefit plan under ERISA which is unfunded and is maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees, and shall be interpreted and administered accordingly. The payments and benefits provided hereunder shall be paid from the general assets of the Company. Nothing herein shall be construed to require the Company to maintain any fund or to segregate any amount for the benefit of any employee, and no employee or other person shall have any right against, right to, or security or other interest in any fund, account or asset of the Company from which the payment pursuant to the Plan may be made. Consistent with the foregoing, the Company may, in its sole discretion, deposit funds in a grantor trust or otherwise establish arrangements to pay amounts that become due under the Plan, and, notwithstanding anything elsewhere in the Plan to the contrary, the payments and benefits due under the Plan shall be reduced to reflect the amount of any payment made in respect of any Eligible Employee from a grantor trust or other arrangement established for this purpose.

     13. ADMINISTRATION

The Committee shall be the named fiduciary of the Plan and the plan administrator for purposes of ERISA. The Committee shall be responsible for the overall operation of the Plan and shall have the fiduciary responsibility for the general operation of the Plan. The Committee may allocate to any one or more of the Company’s employees any responsibility the Committee may have under the Plan and may designate any other person or persons to carry out any of the Committee’s responsibilities under the Plan. As plan administrator, the Committee shall maintain records pursuant to the Plan’s provisions and shall be responsible for the handling, processing and payment of any claims for benefits under the Plan.

     14. CLAIMS AND DISPUTES

Within fifteen (15) calendar days following a Covered Termination, the Company shall notify each Eligible Employee whom the Company determines is entitled to payments and benefits under the Plan of his/her entitlement to such payments and benefits. An Eligible Employee who is not so notified may submit a claim for payments and benefits under the Plan in writing to the Company within ninety (90) calendar days after becoming entitled to such benefits as described in Section 6. All such claims shall be approved or denied in writing by the Company within fifteen (15) calendar days after submission.

Any denial of a claim by the Company shall be in writing and shall include: (i) the reason or reasons for the denial; (ii) reference to the pertinent Plan provisions on which the denial is based; (iii) a description of any additional material or information necessary for the Eligible Employee to perfect the claim together with an explanation of why the material or information is necessary; and (iv) an explanation of the Plan’s claim review procedure, described below.

An Eligible Employee shall have a reasonable opportunity to appeal a denied claim to the Company for a full and fair review. The Eligible Employee or authorized representative shall have sixty (60) calendar days after receipt of written notification of the denial of claim in which to request a review and to review pertinent documents of the Plan. The Company shall notify the Eligible Employee or his/her authorized representative of the time and place for the claim review. The Company shall issue a decision on the reviewed claim promptly, but no later than fifteen (15) calendar days after receipt of the request for review. The Company’s decision shall be in writing and shall include: (i) the reasons for the decision, and (ii) references to the Plan provisions on which the decision is based.

If the Eligible Employee shall dispute the Company’s final decision, the dispute shall be submitted to an arbitration proceeding, conducted before a panel of three arbitrators, in accordance with the rules of the Center for Public Resources (or such other organization selected by mutual agreement of the Company and the Eligible Employee). Such arbitration shall take place in the location most practicably proximate to the Eligible Employee’s principal workplace. Judgment may be entered on the arbitrators’ award in any court having jurisdiction. Notwithstanding the foregoing, if an Eligible Employee believes the claims procedure or dispute resolution mechanism provided under this Section 14 would be futile or would cause such Eligible Employee irreparable harm, the Eligible Employee may, in his/her sole discretion, elect to enforce his/her rights under the Plan pursuant to Section 502 of ERISA.

The Company shall bear the expense of any enforcement proceeding brought by an Eligible Employee under the Plan and shall reimburse the Eligible Employee for all of his/her reasonable costs and expenses relating to such enforcement proceeding, including, without limitation, reasonable attorneys’ fees and expenses, provided that the Eligible Employee is the prevailing party in such proceeding. For purposes hereof, the trier of fact in such enforcement proceeding shall be requested to make a determination as to the reimbursement of the Eligible Employee’s costs and expenses as a prevailing party hereunder. In no event shall the Eligible Employee be required to reimburse the Company for any of the costs or expenses relating to such enforcement proceeding.

     15. TERM AND AMENDMENT

The Plan shall become effective as on July 1, 2004, but shall only be operative with respect to a Change in Control occurring on or after March 1, 2007, the date as of which the Plan as previously in effect shall have been terminated by action of the Board. The Plan shall continue to be effective until terminated in accordance with this Section 15. The Board shall have the right, by resolution or other written action, to terminate or amend the Plan; provided, however, that the Plan may only be terminated or amended prior to a Change in Control, and then only (i) with respect to an amendment or termination that becomes effective upon the second (2nd) anniversary of notice being given thereof to Eligible Employees generally, or (ii) to the extent any such amendment is of a technical or clarifying nature, or increases the rights or benefits of all affected Eligible Employees, and does not in any manner reduce the rights or benefits of any Eligible Employee, unless the Company has obtained the express written consent, in return for good and valuable consideration, of all affected Eligible Employees in respect of any such amendment. Notwithstanding the foregoing, in the event of a Change in Control, the Plan shall continue in effect, and no termination or amendment of the Plan shall occur, until the satisfaction of all severance payments and benefits to which Eligible Employees are or may become entitled to under the Plan. Upon the occurrence of a Change in Control during the term of the Plan, the Plan shall not be operative with respect to any subsequent Change in Control.

     16. SUCCESSORS AND ASSIGNS

The Plan shall be binding upon any person, firm or business that is a successor to the business or interests of the Company, whether as a result of a Change in Control of the Company or otherwise. Any successor to the Company shall be required to assume the Plan in writing and honor the obligations of the Company and the Participating Employers hereunder. All payments and benefits that become due to an Eligible Employee under the Plan shall inure to the benefit of his/her heirs, assigns, designees or legal representatives.

     17. ENFORCEABILITY

The Company intends the Plan to constitute a legally enforceable obligation between it and each Eligible Employee, and that the Plan confer vested rights on each Eligible Employee in accordance with the terms of the Plan, with each Eligible Employee being a third-party beneficiary thereof. Nothing in the Plan, however, shall be construed to confer on any Eligible Employee any right to continue in the employ of a Participating Employer or affect the right of a Participating Employer to terminate the employment or change the terms and conditions of employment of an Eligible Employee, with or without notice or cause, prior to a Change in Control, or to take any such action following a Change in Control, subject to the consequences specified by the Plan.

The Plan shall be construed and enforced in accordance with ERISA and the laws of the State of Indiana to the extent not preempted by ERISA, regardless of the law that might otherwise govern under applicable principles or provisions of choice or conflict of law doctrines. To the extent any provision of the Plan shall be invalid or unenforceable under any applicable law, it shall be considered deleted herefrom and all other provisions of the Plan shall be unaffected and shall continue in full force and effect.